Exhibit 5.1

September 19, 2025

Board of Directors

Norwood Financial Corp

717 Main Street

Honesdale, PA 18431

RE:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Norwood Financial Corp, a Pennsylvania corporation (the “Company”), in connection with the preparation of a registration statement on Form S-4 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the issuance of up to 2,041,852 shares of the Company’s common stock, $.10 par value (the “Shares”) pursuant the Agreement and Plan of Merger dated July 7, 2025, by and among the Company, Wayne Bank, PB Bankshares, Inc. and Presence Bank (the “Merger Agreement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the articles of incorporation of the Company as currently in effect; (ii) the bylaws of the Company as currently in effect; (iv) the Merger Agreement; (v) certain resolutions of the Board of Directors of the Company relating to the Merger Agreement and the issuance of the securities covered by the Registration Statement; and (vi) such other documents, corporate records and instruments as we have deemed necessary or appropriate in connection with providing this opinion letter. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Our opinions set forth below are limited to the matters expressly set forth in this opinion letter. No opinion is to be implied or may be inferred beyond the matters expressly so stated. The opinions expressed herein are limited solely to matters involving the application of the Business Corporation Law of the Commonwealth of Pennsylvania, and we express no opinion with respect to the laws of any other jurisdiction. The opinions expressed herein concern only the effect of laws as now in effect and are rendered as of the date hereof. We undertake no, and hereby disclaim any, obligation to revise or supplement this opinion letter should such laws be changed by legislative action, judicial decision, or otherwise after the date of this opinion letter, or if we become aware of any facts that might change the opinions expressed herein after the date of this opinion letter.

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Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized and upon issuance and delivery as provided in the Merger Agreement, such Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the proxy statement/prospectus included therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Jones Walker LLP

JONES WALKER LLP